                                                                   Exhibit 11.1

                    NATIONAL INSURANCE GROUP AND SUBSIDIARIES
               COMPUTATION OF WEIGHTED AVERAGE SHARES OUTSTANDING
                             AND EARNINGS PER SHARE

               for the year ended December 31, 1993, 1994 and 1995

 There are no differences between primary and fully diluted earnings per share.

                                            (in thousands, except share amounts)
                                              1993          1994           1995
                                           ----------   -----------    -----------
Weighted average common                     4,177,015          --             --
  shares
Actual common shares
  outstanding                                    --       4,678,729      4,679,697
Common shares issuable under outstanding
  stock options                                93,226          --             --
                                           ----------   -----------    -----------
    Total                                   4,270,241     4,678,729      4,679,697
                                           ==========   ===========    ===========
Net Income                                 $    3,644   $    (1,084)   $    (4,864)
Per share results:
        Net Income                         $     0.85   $     (0.23)   $     (1.04)


See Note 13 of "Notes to Consolidated Financial Statements" for explanation of method of computation.